UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2007

EQUIFAX INC.

(Exact Name of Registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1550 Peachtree St., N.W.	30309
Atlanta, GA	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 404-885-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — Entry into a Material Definitive Agreement.

On February 14, 2007, Equifax Inc. (“Equifax”) and TALX Corporation (“TALX”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides that TALX will merge with and into Chipper Corporation (“Merger Sub”), a Missouri corporation and a wholly-owned subsidiary of Equifax (the “Merger”).  As a result of the Merger, the separate corporate existence of TALX will cease and Merger Sub will continue as the surviving corporation in the Merger wholly-owned by Equifax.

Concurrently, Equifax entered into a Shareholder Agreement (the “Shareholder Agreement”) with William W. Canfield, the Chairman of the Board, Chief Executive Officer, and President of TALX who owns approximately 6% of TALX’s outstanding common stock.  In the Shareholder Agreement, Mr. Canfield has agreed that his TALX shares will be voted in favor of the Merger.

THE MERGER AGREEMENT

Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger, each share of TALX common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which appraisal rights are properly asserted under Missouri law and shares owned by Equifax, TALX, or their respective wholly-owned subsidiaries) will be converted into the right to receive, subject to proration as described below, either (i) 0.861 of a share of Equifax common stock or (ii) $35.50 in cash, as elected by holders of TALX common stock.  This election is subject to the limitation that 75% of the outstanding shares of TALX common stock be exchanged for Equifax common stock and 25% for cash, with proration to be applied in the event of oversubscription.  TALX stock options that are outstanding at the time of completion of the Merger, whether vested or unvested, will be converted into vested options to purchase shares of Equifax common stock.

TALX and Equifax have made customary representations, warranties, and covenants in the Merger Agreement, including, among other things, covenants: (i) to conduct their business in the ordinary and usual course during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) not to engage in certain types of transactions during such period, (iii) that TALX will convene and hold a meeting of the shareholders of TALX to consider and vote upon the approval of the Merger, and (iii) that, subject to certain exceptions, TALX’s board of directors will continue to recommend approval of the Merger to its shareholders.  In addition, TALX made certain additional customary covenants, including, among others, covenants not to: (i) solicit or knowingly facilitate inquiries or proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, engage in discussions or negotiations regarding, or provide any non-public information in connection with, alternative business combinations.

The representations and warranties Equifax and TALX made to each other in the Merger Agreement were made as of specific dates and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.  Moreover, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to shareholders and in some cases may have been made solely for the purpose of providing contractual rights and remedies to the parties rather than to establish matters as facts.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.

Consummation of the Merger is subject to customary conditions, including: (i) approval of the Merger Agreement by the holders of two-thirds of the outstanding shares of TALX common stock, (ii) absence of certain laws or orders prohibiting the consummation of the Merger, and (iii) expiration or termination of the Hart-Scott-Rodino Act waiting period and certain other regulatory approvals.  Each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects of the other party of its obligations, and (iii) the delivery of customary opinions from counsel to Equifax and counsel to TALX that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

The Merger Agreement contains certain termination rights for both Equifax and TALX, including the right of TALX to terminate the Merger Agreement in order to enter into an alternative business combination that constitutes a “Superior Proposal” (as defined in the Merger Agreement) if TALX complies with certain notice and other requirements set forth in the Merger Agreement, and further provides that, upon the termination of the Merger Agreement under specified circumstances, TALX may be required to pay to Equifax a termination fee of $12 million.

The Merger Agreement also provides that William W. Canfield will be elected to Equifax’s Board of Directors upon consummation of the Merger.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference into this report.

THE SHAREHOLDER AGREEMENT

In the Shareholder Agreement, Mr. Canfield has granted an irrevocable proxy to Equifax to vote his shares, and has otherwise agreed that his shares shall be voted, in favor of approval of the Merger by the shareholders of TALX and against any proposal involving the acquisition of TALX by a third party or any other proposal, action, or transaction that would reasonably be expected to prevent, impede, or delay the consummation of the Merger.  The Shareholder Agreement, and the proxy included therein, will terminate if the Merger Agreement is terminated.

A copy of the Shareholder Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Shareholder Agreement is qualified in its entirety by reference to the full text of the Shareholder Agreement.

Item 8.01. Other Events.

On February 14, 2007, Equifax and TALX announced that they have entered into an agreement that provides for TALX to merge with and into a wholly-owned subsidiary of Equifax.  A copy of the joint press release is filed as Exhibit 99.1 hereto.

In connection with the proposed TALX transaction, the Equifax board of directors approved an increase in the amount of repurchases authorized under Equifax’s common stock repurchase program to $783 million from $383 million.  The authorized increase is contingent upon the closing of the TALX transaction.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Equifax will be filed with the SEC.  Equifax and TALX shareholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about Equifax, TALX, and the proposed transaction.  The final proxy statement/prospectus will be mailed to shareholders of TALX.  Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (when available) as well as other filed documents containing information about Equifax and TALX, without charge, at the SEC’s web site (http://www.sec.gov).  Free copies of Equifax’s SEC filings are also available on Equifax’s website (www.equifax.com) and free copies of TALX’s SEC filings are also available on TALX’s website (www.talx.com).  Free copies of Equifax’s filings also may be obtained by directing a request to Equifax, Investor Relations, by phone to (404) 885-8000, in writing to Jeff Dodge, Vice President—Investor Relations, or by email to investor@equifax.com.  Free copies of TALX’s filings may be obtained by directing a request to TALX Investor Relations, by phone to (314) 214-7252, in writing to Janine A. Orf, Director of Finance, or by email to jorf@talx.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Equifax, TALX and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from TALX’s shareholders with respect to the proposed transaction.  Information regarding the directors and executive officers of Equifax is included in its definitive proxy statement for its 2006 Annual Meeting of Shareholders filed with the SEC on April 12, 2006.  Information regarding the directors and officers of TALX is included in the definitive proxy statement for TALX’s 2006 Annual Meeting of Shareholders filed with the SEC on July 24, 2006.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the registration statement and proxy statement/prospectus and other materials to be filed with the SEC in connection with the proposed transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger dated February 14, 2007, among Equifax Inc., TALX Corporation, and Chipper Corporation (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

10.1	Shareholder Agreement dated February 14, 2007, between Equifax Inc. and William W. Canfield

99.1	Press Release dated February 14, 2007, relating to the proposed merger of Equifax Inc. and TALX Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2007
EQUIFAX INC.

	By:	/s/ Kent E. Mast
:	Name	Kent E. Mast
	Title:	Corporate Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
2.1

Agreement and Plan of Merger dated February 14, 2007, among Equifax Inc., TALX Corporation, and Chipper Corporation (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

10.1	Shareholder Agreement dated February 14, 2007, between Equifax Inc. and William W. Canfield

99.1	Press Release dated February 14, 2007, relating to the proposed merger of Equifax Inc. and TALX Corporation